Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 16, 2005 (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Auditors on Canada-United States of America Reporting Difference relating to changes in accounting principles that have been implemented in the financial statements), relating to the consolidated financial statements of Petro-Canada, appearing in the Annual Report on Form 40-F of Petro-Canada for the year ended December 31, 2004.

(signed) “Deloitte & Touche LLP”

Independent Registered Chartered Accountants
Calgary, Alberta, Canada
June 22, 2005